EXHIBIT 16.1

October 6, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Eastside Distilling, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Eastside Distilling, Inc., dated October 6, 2017. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ BPM LLP

BPM LLP

San Francisco, California